Exhibit 4

                                                                  EXECUTION COPY


           VOTING AGREEMENT (this "AGREEMENT"), dated as of May 2, 2005, by and between LEUCADIA NATIONAL CORPORATION, a New York corporation ("LEUCADIA") and INMET MINING CORPORATION, an Ontario corporation ("INMET").

           WHEREAS, concurrently with the execution of this Agreement, MK Resources Company, a Delaware corporation (the "COMPANY"), Leucadia and Marigold Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Leucadia ("MERGER SUB"), are entering into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"; capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement);

           WHEREAS, as of the date hereof, Leucadia is the record and beneficial owner of 27,212,735 shares of common stock, $0.01 par value, of the Company (such shares, together with any other shares of Company Common Stock acquired by Leucadia after the date hereof, being collectively referred to herein as the "COMPANY SHARES");

           WHEREAS, as a condition to, and simultaneously with, the execution of the Merger Agreement, the Company, Leucadia and Inmet are entering into a Share Purchase Agreement (the "SHARE PURCHASE AGREEMENT," and the transactions contemplated thereby, the "INMET SHARE PURCHASE") pursuant to which the Company has agreed, among other things, to sell 70% of the issued and outstanding capital stock of MK Gold Exploration B.V., a private company with limited liability under the laws of the Netherlands, or 70% of the equity interests of such other entity mutually acceptable to the Company, Leucadia and Inmet, owning, directly or indirectly, 100% of the Material Company Subsidiaries (such capital stock or equity interests, the "PURCHASED SHARES"), and Inmet has agreed, among other things, to purchase the Purchased Shares for the aggregate consideration of 5,600,000 Inmet common shares (subject to adjustment as provided in the Share Purchase Agreement); and

           WHEREAS, as a condition to its willingness to enter into the Share Purchase Agreement, Inmet has required that Leucadia enter into this Agreement and, in order to induce Inmet to enter into the Share Purchase Agreement, Leucadia is willing to enter into this Agreement.

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

           1. Agreements of Leucadia.

           (a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called or any adjournment thereof, Leucadia shall vote all Company Shares (or cause them to be voted), (i) in favor of the adoption of the Merger Agreement and the approval of the Transactions, (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement


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or the Share Purchase Agreement, (iii) against any Takeover Proposal and (iv)
against any agreement, amendment of the Company Charter Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger or the Inmet Share Purchase. Any such vote shall be cast by Leucadia in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote.

           (b) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, Leucadia shall not (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Company Shares, (ii) deposit any Company Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Company Shares or (iii) take any action that would have the effect of preventing, disabling or delaying Leucadia from performing any of its obligations under this Agreement.


           2. Termination. This Agreement shall automatically terminate on the termination of the Share Purchase Agreement in accordance with its terms. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for fraud or any willful breach of this Agreement and (ii) the provisions of this Section 2 and Section 3 hereof shall survive any termination of this Agreement.

           3. Miscellaneous.

           (a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by Leucadia in its capacity as owner of the Company Shares and that nothing in this Agreement shall in any way restrict or limit any director or officer of the Company from taking any action in his capacity as a director or officer of the Company that is necessary for him to comply with his fiduciary duties as a director or officer of the Company, including, without limitation, participating in his capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.3 of the Merger Agreement.

           (b) Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

           (c) Additional Shares. Until any termination of this Agreement in accordance with its terms, Leucadia shall promptly notify Inmet of the number of shares of Company Common Stock, if any, as to which Leucadia acquires record or beneficial ownership after the date hereof. Any shares of Company Common Stock as to which Leucadia acquires record or beneficial ownership after the date


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hereof and prior to termination of this Agreement shall be Company Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of shares of Company Common Stock constituting Company Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other voting securities of the Company issued to Leucadia in connection therewith.

           (d) Definition of "Beneficial Ownership". For purposes of this Agreement, "beneficial ownership" with respect to (or to "own beneficially") any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

           (e) Further Assurances. From time to time, at the request of Inmet and without further consideration, Leucadia shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

           (f) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.

           (g) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 3(g) shall be null and void.

           (h) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may (A) waive any inaccuracies in the representations and warranties of any other party hereto or extend the time for the performance of any of the obligations or acts of any other party hereto or (B) waive compliance by the other party with any of the agreements contained herein. Notwithstanding the foregoing, no failure or delay by Inmet in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


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           (i) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           (j) Counterparts. This Agreement may be executed in two or more separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other parties hereto.

           (k) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

           (l) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                  if to Leucadia, to:

                           Leucadia National Corporation
                           315 Park Avenue South
                           New York, New York 10010
                           Attention:  Joseph S. Steinberg, President
                           Facsimile:  (212) 598-3245

                  with a copy (which shall not constitute notice) to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention:  Andrea A. Bernstein
                           Facsimile:  (212) 310-8007

                  if to Inmet, to:

                           Inmet Mining Corporation
                           330 Bay Street, Suite 1000
                           Toronto, Ontario
                           Attention:  Steve Astritis
                           Facsimile:  (416) 368-4692


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                  with a copy (which shall not constitute notice) to:

                           Torys LLP
                           Suite 3000
                           79 Wellington Street West
                           Toronto, Ontario
                           M5K 1N2
                           Attention:  Brian Davis
                           Facsimile:  (416) 865-7380

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

           (m) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

           (n) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.

               (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

               (ii) The federal courts sitting in New York County shall have jurisdiction to entertain any action arising under this Agreement, and each of the parties to this Agreement hereby submits to the jurisdiction of the federal courts sitting in New York County.

                            [Signature Page Follows]



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           IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                                      LEUCADIA NATIONAL CORPORATION

                                      By:  /s/ Thomas E. Mara
                                           -------------------------------------
                                           Name:   Thomas E. Mara
                                           Title:  Executive Vice President and
                                                   Treasurer


                                      INMET MINING CORPORATION

                                      By:  /s/ Jochen E. Tilk
                                           -------------------------------------
                                           Name:   Jochen E. Tilk
                                           Title:  President and Chief Operating
                                                   Officer








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